EXHIBIT 10.3A

SCHEDULE B

SECTION 3.2(D) SEPARATE RULES APPLICABLE TO J. HOOLEY

Status:	Active

Participation Date:	September 1, 2000

Section 4.1 Normal Retirement Benefit:	Subject to the terms of the Plan and the Special Benefit hereafter described, the supplemental benefit under Section 4.1 shall be the benefit set forth in this Schedule B.

Special Benefit:
The Participant’s benefit under the Plan shall be equal to his cash balance account benefit which shall consist of an opening cash balance account in the sum of $500,000 as of September 1, 2000 and earnings credited thereafter in the same percentage and in the same manner as though such cash balance account were provided under the terms of the Basic Plan. There shall be no additional contributions to this “cash balance account”.

If termination of Employment occurs on or after attainment of age 55, the accumulation in such cash balance account shall, at the option of the Participant and subject to approval by the Committee, be converted to the “normal form of pension” (as defined in the Basic Plan) and payable in that form. If termination of Employment occurs prior to attainment of age 55, or on account of death regardless of age, the accumulation in such cash balance account shall be paid to the Participant or to the Participant’s beneficiary, as appropriate, in a lump sum as soon as practicable following such termination of Employment.

Section 4.1(c) And/or Section 4.2(a)(ii) Applicability:	The offset for Other Retirement Income is not applicable to the benefit under Section 4.1 above.

Age/Service Requirements:	The Participant’s prior years of service with State Street as well as the Participant’s years of service with Boston Financial Data Services shall be considered as Service hereunder.

The age and service requirement to qualify for a benefit set forth in Section 4.1 above are as follows:

(1)The Service requirement of completion of ten (10) full years of Employment is satisfied by the recognition of prior Service above.

(2)There is no age requirement to qualify for a benefit.

Minimum Benefit:
If the Participant’s benefit under the Plan is subsequently determined under the generally applicable rules of the Plan, the value of the Special Benefit set forth above shall become a minimum benefit payable hereunder and shall not be payable in addition to such generally applicable Plan benefit.